Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2010 relating to the financial statements, which appears in the Annual Report of the Nokia Retirement Savings and Investment Plan on Form 11-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Dallas, Texas
May 5, 2011